Exhibit 99.1

ASCENDIA BRANDS, INC. ANNOUNCES AGREEMENT

ON RECAPITALIZATION AND DEBT RE-STRUCTURING

Hamilton, NJ – December 31, 2007. Ascendia Brands, Inc. (AMEX:ASB) today announced that it has reached agreement with its senior lenders to restructure its $160 million first and second lien debt facilities. Under the agreement, Ascendia’s senior lenders will waive certain existing covenant defaults and adjust financial covenant levels from now through the end of Ascendia’s fiscal year ending February 28, 2009.

In connection with the restructuring of Ascendia’s senior debt, as previously announced, one or more affiliates of Prentice Capital Management LP will make an investment in convertible preferred equity securities of Ascendia. The aggregate investment of $26.5 million includes the conversion of a $2 million unsecured loan made by Prentice on November 19, 2007. Closing of the debt re-structuring and equity funding is subject to the completion of definitive transaction documents and their approval by Ascendia’s Board of Directors, provision of a fairness opinion and other customary closing conditions. The parties expect that the transaction will close, and funding will occur, on or around January 14, 2008. However, closing of the transaction cannot be assured.

Steven R. Scheyer, President & Chief Executive Officer of Ascendia, commented: “We are very pleased to have reached agreement in principle with our lenders on the restructuring of our debt. We now look forward to starting 2008 on a high note as we prepare to roll out our exciting new the healing garden® product line.”

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com